                                   EXHIBIT 3.9



      Endorsed - Filed                   CERTIFICATE OF AMENDMENT
      in the office of the
      Secretary of State of the                    OF
      State of California
      JUN 15 2000                       ARTICLES OF INCORPORATION
      Bill Jones, Secretary of
      State                                        OF

                                         INETECOMMERCE.COM, INC.





The undersigned certifies that:

     1. They are the President and Secretary, respectively, of INETECOMMERCE.COM, INC., a California corporation.

     2. Article One of the Articles of Incorporation of this corporation is amended to read as follows:


                                     I.

         The name of this corporation is CORPORATE SEARCH NETWORK, INC.

     3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

     4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 100,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


DATE: May 31, 2000                         /s/ Noreen Khan
                                           ----------------------------
                                           Noreen Khan, President


                                           /s/ Noreen Khan
                                           ----------------------------
                                           Noreen Khan, Secretary